Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Regency Centers Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-930, No. 333-52089, No. 333-44724, No. 333-37911, No. 333-58966, No. 333-118910, and No. 333-114567) on Forms S-3 and (No. 333-24971 and No. 333-55062) on Forms S-8 of Regency Centers Corporation and (No. 333-58966) on Form S-3 of Regency Centers, L.P. of our reports dated March 14, 2005, except as to Notes 3 and 9 which are as of June 10, 2005, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the current report on Form 8-K of Regency Centers Corporation dated June 13, 2005 and, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Regency Centers Corporation.

/s/ KMPG LLP

Jacksonville, Florida

June 13, 2005